UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 31, 2018
Date of Report (Date of earliest event reported)

Penumbra, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37557	05-0605598
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)
One Penumbra Place
Alameda, CA 94502
(Address of principal executive offices, including zip code)

(510) 748-3200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On August 31, 2018 (the “Closing Date”), Penumbra, Inc. (the “Company”) acquired 40% of the outstanding shares of MVI Health Inc. (“MVI”), a privately-held company, from Sixense Enterprises, Inc. (“Sixense”), an unaffiliated privately-held company, pursuant to a Stock Transfer Agreement dated as of August 31, 2018 (the “Transfer Agreement”) by and between Penumbra and Sixense.

MVI was formed in May of 2017 as a joint venture with Sixense for the purpose of exploring healthcare applications of virtual reality technology. The Company and Sixense each originally acquired a 50% interest in MVI. As of the Closing Date, the Company will own a 90% interest in MVI.

Pursuant to the terms of the Transfer Agreement, Penumbra paid Sixense $20.0 million in cash consideration on the Closing Date. The Transfer Agreement also contains an anti-dilution provision whereby the Company may issue additional shares of MVI to Sixense with an aggregate value up to $4.5 million.

The Transfer Agreement contains customary representations, warranties, covenants and indemnities of the parties to the agreement. Other than the transaction described above and the prior investment in MVI, there are no material relationships between the Company and Sixense.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

As permitted by Item 9.01(a)(4) of Form 8-K, the financial statements required by Item 9.01(a) of Form 8-K may be filed by the Company by an amendment to this Current Report on Form 8-K not later than 71 days after the date upon which this Current Report on Form 8-K must be filed, if required.

(b) Pro Forma Financial Information.

As permitted by Item 9.01(b)(2) of Form 8-K, the pro forma financial information required by Item 9.01(b) of Form 8-K may be filed by the Company by an amendment to this Current Report on Form 8-K not later than 71 days after the date upon which this Current Report on Form 8-K must be filed, if required.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penumbra, Inc.

Date: September 4, 2018	By:	/s/ Sri Kosaraju
Sri Kosaraju
Chief Financial Officer and Head of Strategy